UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*:

John                               Jason
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   (Last)                           (First)             (Middle)

8 - 1545 West 8th Avenue
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                                    (Street)

Vancouver                  B.C.             V2J 1J5
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol:


Amnis Systems Inc., Trading Symbol:  "AMNM"

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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


N/A

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4.   Statement for Month/Year


03/01

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5.   If Amendment, Date of Original (Mo/Yr)


N/A

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6.   Relationship of Reporting Person(s) to Issuer:
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


President, C.F.O., C.E.O. and Secretary


________________________________________________________________________________
7.   Individual or Joint/Group Reporting (Check Applicable Line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                2.                  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                              Transaction         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security               Date                                 Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)                                 (D)             and 4)         (Instr.4) (Instr. 4)
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

Common shares                   02/06/01                 J(1)        19,740,000   D      N/A       0                D          N/A
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
*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

(1)  Voluntary cancellation of common shares.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion                       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title             5)       4)        4)       4)
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

Nil
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

Explanation of Responses:



**     Intentional  Misstatements  or omissions of facts  constitute  Federal               April 2, 2001
       Criminal Violations.                                                            -----------------------
                                                                                                Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually  signed.
       If space Provided is insufficient, see Instruction 6 for procedure.                         /s/ Jason John
                                                                                       ---------------------------------------------
                                                                                       **Signature of Reporting Person -- Jason John
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